UNIVEC, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on August 5, 2003

To the Stockholders of Univec, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Univec, Inc., a Delaware corporation (the "Company"), will be held at 11:00 a.m. on Tuesday, August 5, 2003, at Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland 21202. The meeting is being held:

1. To elect eight Directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

         Only stockholders of record at the close of business on June 24, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices, Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland 21202, during business hours, for a period of ten (10) days prior to the Annual Meeting and at the Annual Meeting.


Baltimore, Maryland                       By Order of the Board of Directors
July 10, 2003

                                          Michael A. Lesisko
                                          Secretary


                                   IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

                                        [ ]   Confidential, for use of
[x] Definitive Proxy Statement                the Commission only
[ ] Definitive Additional Materials           (as permitted by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 14a-ll(c) or Rule 14a-12

                                  UNIVEC, INC.
                                  ------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:___________________________
         (2) Aggregate number of securities to which transaction applies:_______
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1________________________
         (4) Proposed maximum aggregate value of transaction:___________________
         (5) Total fee paid:__________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid: $______________
         (2)      Form, Schedule or Registration Statement No.: ________________
         (3)      Filing Party: _________________
         (4)      Date Filed: __________________

                                                           EXHIBIT "B"

                                  UNIVEC, INC.
                       Suite 1404, 10 E. Baltimore Street
                           Baltimore, Maryland, 21202
                                 (410) 347-9959
                          -----------------------------

                                 PROXY STATEMENT
                          -----------------------------

         The Board of Directors of Univec, Inc. (the "Company") presents this Proxy Statement and the enclosed proxy card to all stockholders and solicits their proxies for the Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, August 5, 2003. The record date of this proxy solicitation is June 24, 2003 (the Record Date). All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees for election to the Company's Board of Directors. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any matters that may be brought before the Annual Meeting other than those listed on the Notice of the Annual Meeting.

         In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. A proxy may be revoked at any time before being voted by sending a new proxy bearing a later date or a revocation notice to the Company at the above address, attn: Secretary, or by notifying the Secretary of the Company at the Annual Meeting. The Company is soliciting these proxies and will pay the entire expense of solicitation, which will be made by use of the mails. This Proxy Statement is being mailed on or about July 14, 2003.

         The total number of shares of common stock, $.001 par value ("Common Stock"), of the Company outstanding as of the Record Date, was 33,616,095 shares. The Common Stock is the only outstanding class of securities of the Company entitled to vote. Each share of Common Stock has one vote. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof.

         The affirmative vote by holders of a plurality of the votes cast for the election of directors at the Annual Meeting is required for the election of Directors. All proxies will be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.


                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1:       ELECTION OF DIRECTORS

         The Directors to be elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted "FOR" the election to the Board of Directors of the following eight persons:

     Name               Age                Position              Director Since
     ----               ---                --------              --------------
Dr. David Dalton         53             Chief Executive              2002
                                        Officer, President
                                        and a Director

Dr. Alan Gold            56             Director                     1992

Dr. Andrew Rosenberg     58             Director                     1999

John Frank               63             Director                     1992

Richard Mintz            58             Director                     1999

Joel Schoenfeld          57             Director                     1992

S. Robert Grass          68             Chairman of the Board        2002
                                        of Directors

William Woolridge        59             Director                     ----


         DR. DAVID DALTON became our President and Chief Executive Officer on January 1, 2002, concurrent with our acquisition of Physician and Pharmaceutical Services, Inc., a Baltimore based company founded by Dr. Dalton. Dr. Dalton has over 35 years of experience with the healthcare industry, including 18 years with Rite-Aid where he served as Corporate Vice President. Dr. Dalton founded Health Resources, Inc. in 1983. Health Resources is a pharmacy service provider having contracts with over 50,000 retail pharmacies for billing and payment of prescription orders through plan providers. Dr. Dalton also founded Pharmacy Services, Inc., a pharmacy fulfillment center for correctional and other institutions, with facilities in Maryland , Tennessee and Pennsylvania.


         DR. ALAN H. GOLD served as the Company's Chief Executive Officer with no compensation from November 30, 1999 until December 31, 2001, and a Director since the Company's inception in August 1992. Prior to November 1999, Dr. Gold served as President of the Company from July 1996 and as Chairman of the Board of Directors from March 1999 to November 1999. Dr. Gold has been a plastic surgeon since 1972 and is currently in private practice. He is a medical advisor to the United Nations Development Program.


         JOHN FRANK has been a Director and a consultant to the Company in the areas of corporate development and strategic planning since its inception in August 1992. Mr. Frank has been Vice President, Strategy and Corporate Development of The Hartford Steam Boiler Inspection and Insurance Co. since February 2000 and served as Chief Information Officer from August 1996 through February 2000. From October 1994 to August 1996, he was Special Projects Manager for Electronic Data Systems Corporation. From August 1993 to September 1994, he was the chief auditor of Travelers Insurance Companies. From September 1991 to July 1993, he was a principal of Lipera Frank Inc., of which he was a co-founder. From January 1982 to September 1991, Mr. Frank was a partner of Coopers & Lybrand, where he managed strategic planning and financial management engagements for Fortune 500 clients. Mr. Frank is a CPA.


         RICHARD MINTZ has been a Director since March 18, 1999. Mr. Mintz has previously served for more than the past five years as President of Peristaltic Technologies, Inc., a manufacturer of medical infusion pumps and plastic disposable catheters, and Vice President and General Manager of A. K. Allen & Co., Inc./Allen Avionics, Inc., a manufacturer of electronic components and fluid power products. Since January 2003 Mr. Mintz has been employed by Univec, Inc. He has performed marketing and operational duties for the Company.

         DR. ANDREW ROSENBERG has been a Director since November 30, 1999. Dr. Rosenberg serves as the Chairman of the Department of Anesthesiology, Hospital of Joint Diseases, Orthopedic Institute. Dr. Rosenberg has acted as a consultant to the Company since 1998.


         JOEL SCHOENFELD, the founder of the Company, served as the Company's Chairman of the Board of Directors from the Company's inception until March, 1999 and from November 30, 1999 until May 2002. Mr. Schoenfeld was Chief Executive Officer of the Company from its inception in August, 1992 until November 30, 1999. Mr. Schoenfeld was the founder and President of J&B Schoenfeld, a global trading company whose main focus was on the import, export and processing of pelts and hides, specializing in trade with the USSR and Europe.

         In 1988, Mr. Schoenfeld formed the American-Russian International Trading Company, which advised on trade agreements between the USSR and United States. AMRU's broad base of interest and expertise enabled it to take on such diverse projects as a joint venture with the Soviet government and military known as AMRU-STAR, the representation of the Soviet Space Agency to Washington, D.C., the introduction of western advertising to the USSR in conjunction with another American company, Transportation Displays, Inc., and the construction of a studio producing children's films for international distribution.

         As a result of the political changes in the former USSR, Mr. Schoenfeld sought to further his business strategies. In 1990, he founded Joel Schoenfeld & Associates in Garden City, New York. With affiliate offices in Moscow, San Jose, London, and Boston, the company's purpose was to originate, structure, capitalize, negotiate and advise on the implementation of import and export trade transactions, projects and programs.

         Mr. Schoenfeld has been a commercial attache and a consultant to a number of foreign and multinational governments. Recently, Mr. Schoenfeld was an advisor to United Nations Development Programs. Previously, he served as:

     o   Senior Advisor to the Costa Rican Ambassador to the United Nations

     o Senior Advisor and Coordinator, Chief of Staff to the Chairman of the Committee of States Parties to the International Covenant on Civil and Political Rights to the United Nations

     o Senior Economic and Trade Advisor to the United Nations Commission on Transnational Corporations

         Mr. Schoenfeld was named in February, 1999, in a Federal Grand Jury Indictment filed in the United States District Court for the Southern District of Ohio, Western Division. The indictment alleges that Mr. Schoenfeld engaged in certain activities in connection with a commercial transaction in 1991. Since 1999, there has been no action taken in this matter. In November, 1999, Mr. Schoenfeld resigned as Chief Executive Officer and was elected to the position of Chairman of the Board of Directors. Mr. Schoenfeld resigned as Chairman of the Board effective June 30, 2002 due to illness.

         S. ROBERT GRASS was elected a Director on March 15, 2002. Mr. Grass has been associated with the pharmaceutical and medical device industry for over thirty two years. Mr. Grass developed a chain of pharmacies known as White Shield Drugstores in Pennsylvania, serving as President, Chief Executive Officer and Chairman of the Board from 1970 to 1996. Mr. Grass also served as Chief Executive Officer and Chairman of the Board of Managed Care RX, a drug fulfillment and mail order business from 1994 to 1999. From 1999 2002, Mr. Grass was active as a private investor. Mr. Grass was elected Chairman of the Board effective July 1, 2002.

         WILLIAM WOOLRIDGE is nominated to fill a vacancy on the Board . Mr. Woolridge is a recognized and respected entrepreneur. He is the founder of MedEcon, Inc. one of the largest group purchasing organizations in the United States. Over a twenty-eight year period he has developed a corporation with medical portfolio sales in excess of $3.5 billion. In 1999, Mr.Woolridge formed OrderButton.Net, a new web-based transaction processing service that facilitates the establishment of merchant sites on the internet. In 2002, Mr. Woolridge has been developing a franchised, non-traditional based photography company.

         All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion.





                    INFORMATION ABOUT THE BOARD OF DIRECTORS,
                 COMMITTEES OF THE BOARD AND EXECUTIVE OFFICERS

Meetings of the Board of Directors and Information Regarding Committees


         The Board of Directors held three meetings during the fiscal year ended December 31, 2002.

         The Board of Directors has two standing committees -- an Audit Committee and a Compensation Committee.

         The Audit Committee held two meetings during the fiscal year ended December 31, 2002.The members of the Audit Committee are Mr. Frank and Dr. Rosenberg. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Board of Directors has not adopted a written charter for the Audit Committee. Mr. Frank and Dr. Rosenberg are considered "independent" within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

         The Compensation Committee held one meeting during the fiscal year ended December 31, 2002. The duties of the Compensation Committee include reviewing and approving the compensation of the chief executive officer and executive incentive compensation plans. The Committee also determines stock option grants and stock awards given to officers. The Committee is composed of Dr. Gold, Dr. Rosenberg and Mr. Grass.

         All Directors attended at least 75% of the total number of Board meetings and meetings of committees on which they served during the period in which they served thereon during 2002. The Directors received no compensation for their services rendered to the Board during 2002.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
               NOMINEES FOR DIRECTORS IN THE FOREGOING PROPOSAL 1

EXECUTIVE COMPENSATION

(a)      SUMMARY COMPENSATION

         The following table sets forth the compensation awarded to, earned by or paid to each individual who served as the Company's Chief Executive Officer during 2002. No other executive officer's salary and bonus for 2002 exceeded $100,000.


                                          Annual Compensation    Long-Term Compensation
                                       ------------------------- ----------------------
                                                    Other Annual      Securities
Name and Principal Position    Year     Salary      Compensation  Underlying Options
---------------------------    ----    --------     ------------  ------------------
Dr. David Dalton               2002    $150,000 (1)      -           2,000,000 (1)
Chief Executive Officer and    2001        -             -              --
President (1)                  2000        -             -              --

Joel Schoenfeld,               2002    $ 67,977 (3)      -           1,000,000 (4)
Chairman (2)                   2001    $261,744 (3)      -              --
                               2000    $254,507 (3)      -           2,430,000 (5)

(1) Dr. David Dalton became the Company's Chief Executive Officer and President during January 2002. During February 2003 his salary was increased to $360,000 per year. His employment agreement granted 2,000,000 common stock options during 2002.

(2) Joel Schoenfeld served as the Company's Chairman of the Board of Directors from the Company's inception until March 1999 and from November 30, 1999 until May 2002, when he retired the Chairman's position due to illness. He served as Chief Executive Officer from the Company's inception until November 30, 1999.

(3) The Company accrued compensation (approximately $50,000 in 2002, $225,132 in 2001 and $204,000 in 2000) expense for Joel
                 Schoenfeld plus benefits, which included a car allowance (approximately $2,783 in 2002, $7,188 in 2001 and $7,193 in
                 2000) and life/disability/health and car insurance (approximately $15,194 in 2002, $29,424 in 2001 and $43,307 in
                 2000).

(4) Joel Schoenfeld's employment agreement granted 1,000,000 common stock options during 2002. These options were redeemed on September 13, 2002

(5) Represents the following stock options: (a) options expired February 13, 2003 to purchase 2,130,000 shares at an exercise price of $.59 per share; and (b) options expired June 13, 2003 to purchase 300,000 shares at an exercise price of $.675 per share. All of these options were redeemed on September 13, 2002


(b)      EMPLOYMENT AGREEMENTS

         Prior to January 1, 2002, Joel Schoenfeld was employed by the Company under an employment agreement which provided Mr. Schoenfeld with an initial annual salary of $192,000 per annum and life, disability and health insurance benefits. The Company also agreed to reimburse Mr. Schoenfeld for automobile lease payments under his existing vehicle lease, or alternatively, to provide him with an automobile allowance of $10,800 per annum, and at the expiration of the vehicle lease, to pay him the fair market value of the vehicle if he elects to exercise the option to purchase the vehicle pursuant to the lease. The agreement contained a non-competition covenant that prohibited him, directly or indirectly, from engaging in a competitive business (as defined) for a period of twelve months following the termination of his employment. The foregoing restriction did not apply if the Company did not offer to extend or renew his employment following the expiration of his employment agreement on terms not less favorable to him than those set forth in his employment agreement.

         On January 1, 2002, Mr. Schoenfeld entered into a new employment agreement with the Company which provided Mr. Schoenfeld with a salary of $200,000 per annum, in addition to a bonus at a rate determined by the agreement of Mr. Schoenfeld and the Compensation Committee. Under the agreement, Mr. Schoenfeld was also entitled to options to purchase 1,000,000 shares of Common Stock at an exercise price of $.24 per share, with options to purchase 250,000 shares vesting on the first anniversary of the agreement, and options to purchase an additional 20,833 shares vesting each month following the initial vesting date. The agreement provided for payment by the Company of annual premiums on a term life insurance policy with a face amount of $2 million. The agreement also provided for health and disability benefits, as well as an automobile lease and insurance allowance equal to $12,000 per year. Under the terms of the agreement, Mr. Schoenfeld was entitled to a severance payment equal to his highest annual base salary during the term, for the remainder of the term if the agreement is terminated by Mr. Schoenfeld for good reason, or in the event of a change in control of the Company. Mr. Schoenfeld terminated the agreement in May 2002 when he retired due to illness.

         Dr. David Dalton serves as Chief Executive Officer of the Company under an employment agreement dated January 1, 2002. Dr. Dalton provides the amount of his time necessary to perform his corporate duties. As of January 1, 2003, the agreement provides for a salary of $360,000 per annum plus a $24,000 per annum automobile lease and insurance stipend. In addition, the agreement provides an annual bonus at a rate determined by the agreement of Dr. Dalton and the Compensation Committee. On each January 1, during the term of three years, the base salary will be increased by an amount agreed upon by Dr. Dalton and the Compensation Committee. The agreement also provides Dr. Dalton with options to purchase 2,000,000 shares of Common Stock at an exercise price of $.24 per share, with options to purchase 500,000 shares vesting on the first anniversary of the agreement, and options to purchase an additional 41,667 shares vesting each month following the initial vesting date. The unexpired term of the agreement will be extended automatically by one year on each January 1 following the date of the agreement, such that the unexpired term of the agreement will at all times be not less than two years following each extension. The agreement provides for payment by the Company of annual premiums on a term life insurance policy with a face amount of $2 million. The agreement also provides for health and disability benefits, as well as an automobile lease and insurance allowance equal to $24,000 per year. Under the terms of the agreement, Dr. Dalton is entitled to a severance payment equal to his highest annual base salary during the term for the remainder of the term if the agreement is terminated by Dr. Dalton for good reason, or in the event of a change in control of the Company.


(c)      OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options to Dr. David Dalton and Joel Schoenfeld during the fiscal year ended December 31, 2002.


                   Number of Shares     Percent of Total Options
                   Underlying Options    Granted to Employees in      Exercise Price      Expiration
Name                   Granted                 Fiscal Year              Per Share             Date
----------------   ------------------   -------------------------     --------------      -----------
Dr. David Dalton      2,000,000                    67%                     $0.24         January 1, 2013

Joel Schoenfeld       1,000,000                    33%                     $0.24         Redeemed
                                                                                         September 13, 2002



(d)      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
         AND FISCAL YEAR END OPTION/SAR VALUES

Neither Dr. Dalton nor Joel Schoenfeld exercised any options during the year ended December 31, 2002.

(e)          Certain Transactions

         On March 15, 2000, Dr. Alan Gold, the former Chief Executive Officer, Joel Schoenfeld, the former Chief Executive Officer of the Company and former Chairman of the Board of Directors, and John Frank, a director, jointly and severally guaranteed the Company's obligation in connection with an equipment lease with the Business Alliance Capital Corporation (BACC). The Company sold equipment for an aggregate sales price of $360,777, net of expenses of $74,223, and leased back the equipment. The lease required equal monthly payments of $12,083 for three years ending March 31, 2003. In partial consideration for the guarantee, the Company issued 300,000 options to each guarantor under the 2000 Stock Option Plan. These options expire June 13, 2005 and are exercisable at a price of $0.675 per share.

         On June 30, 2002, Joel Schoenfeld, the former Chief Executive Officer of the Company and former Chairman of the Board of Directors, forgave deferred compensation of $379,150. Also on June 30, 2002, Dr. David Dalton, President and Chief Executive Officer and Director forgave deferred compensation of $50,000.

         On September 13, 2002, Joel Schoenfeld, the former Chief Executive Officer of the Company and former Chairman of the Board of Directors and his wife, Flora Schoenfeld received 4,009,000 shares of common stock in exchange for 2,072 shares of Series A preferred stock, 4,000 common stock warrants and 5,858,858 unexercised common stock options:

         On October 18, 2002, S. Robert Grass, Chairman of the Board of Directors, exchanged an outstanding $10,000 corporate demand note payable for 500,000 shares of common stock. The loan originated on July 31, 2002 to fund corporate working capital needs.

      Change in Control

              As a result of the acquisition by the Company of Physician and Pharmaceutical Services, Inc. ("PPSI") on December 31,2001, Dr. David Dalton became President, Chief Executive Officer and a Director of the Company and received 2,567,000 shares of common stock and an option to purchase an additional 3,955,000 shares at a purchase price of $0.01 per share, which option he exercised on January 8, 2002 with his personal funds. Following the exercise of the option, Dr. Dalton owned 6, 522,000 shares, over 43% of the outstanding common stock, and became the Company's largest stockholder.

                On October 7, 2002, Dr. David Dalton acquired an additional 10,672,500 shares of common stock in exchange for $213,450 of indebtedness relating to advances made by Dr. Dalton from his own personal funds during the first five months of 2002 to fund the Company's working capital needs. As a result of these transactions, Dr. Dalton beneficially owns a total of 17,194,500 shares, representing over 55% of the outstanding common stock.

                  Under a voting agreement entered into with certain stockholders of the Company (the "Univec Stockholders"), including the then officers and directors of the Company, in connection with the acquisition of PPSI, the Univec Stockholders agreed to vote their shares in favor of the election to the Board of Dr. Dalton and a designee of Dr. Dalton, and in the event the Company receives a cumulative investment of at least $1,500,000 through Dr. Dalton's relationships and contacts, as such consideration is determined in the good faith discretion of the Board, Dr. Dalton shall have the right to designate two additional members of the Board, one of which would replace an existing Director. Dr. Dalton has not exercised this right to designate Directors for this proxy. Dr. Dalton and the Univec Stockholders also agreed to vote their shares on all other matters in accordance with the recommendation of a majority of the Board. The voting agreement terminates on December 31, 2011, or earlier upon the termination of Dr. Dalton's employment by the Company without due cause or by Dr. Dalton for good reason.

  (f)         EQUITY COMPENSATION PLANS

    The following table sets forth certain information as of the fiscal year ended December 31, 2002, with respect to our compensation plans (including individual compensation arrangements).

                   EQUITY COMPENSATION PLAN INFORMATION TABLE
--------------------------------------------------------------------------------
                                        (a)                         (b)                          (c)
------------------------------ ---------------------------- --------------------------- ----------------------------
Plan Category                  Number of securities to be   Weighted-average exercise   Number of securities
                               issued upon exercise of      price of outstanding        remaining available for
                               outstanding options,         options, warrants and       future issuance under
                               warrants and rights          rights                      equity compensation plans
                                                                                        (excluding securities
                                                                                        reflected in column (a))
------------------------------ ---------------------------- --------------------------- ----------------------------
Equity compensation plans               7,259,219                     $1.20                      1,845,219
approved by security holders

------------------------------ ---------------------------- --------------------------- ----------------------------
Equity compensation plans                   0                         $0.00                          0
not approved by security
holders
------------------------------ ---------------------------- --------------------------- ----------------------------
Total                                   7,259,219                     $1.20                      1,845,219


------------------------------ ---------------------------- --------------------------- ----------------------------


AUDIT COMMITTEE REPORT

Review with Management:

         The Committee has reviewed and discussed Univec's 2002 audited financial statements with management.

Review and Discussions with Independent Auditors:

         The Committee has discussed with Most & Company, LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting.

         The Committee has also received written disclosures and the letter from Most & Company, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Most & Company, LLP their independence.

         The Audit Committee has considered whether the provision of services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.

Conclusion:

         Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors, John Frank
Dr. Andrew Rosenberg

OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice of Annual Meeting and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.


Security Ownership and Certain Beneficial Owners and Management

         The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of June 30, 2003 by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company,
(iii) the executive officers of the Company named in the Summary Compensation Table, and (iv) all directors and officers as a group. As of June 30, 2003, there were 33,616,095 outstanding shares of Common Stock. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or group of persons has the right to acquire within 60 days after June 30, 2003 is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise stated, the address of each person listed is c/o the Company, Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland, 21202.

                                 Amount and               Percentage of Common
                              Nature of Beneficial         Stock Beneficially
Name                               Ownership                    Owned (1)
-------------------------     --------------------        ---------------------
Joel and Flora Schoenfeld....     4,639,869 (2)                   13.80  %
David Dalton  ...............    17,944,502 (8)                   52.22  %
Jon Bricken..................     2,293,790 (7)                    6.39  %
Alan H. Gold.................     1,335,444 (2)(3)                 3.93  %
John Frank     ..............       933,375 (4)                    2.75  %
S. Robert Grass..............       815,951 (5)                    2.40  %
Andrew Rosenberg.............       182,000 (6)                     *
Richard Mintz................        68,000                         *
All directors and executive
 officers as a group
 (10 persons)................    28,212,931 (9)(10)               74.62  %

*  Less than one percent

(1) Except as otherwise stated , calculated on the basis of 33,616,095 shares of Common Stock issued and outstanding on June 30, 2003.

(2) All of the shares owned by Dr. Gold have been pledged to secure certain indebtedness to Joel Schoenfeld. Dr. Gold retains voting and dispositive power with respect to the pledged shares until the occurrence of a default in the payment of the indebtedness secured by the pledged shares. Accordingly, the pledged shares have been included in the number of shares beneficially owned by Dr. Gold and excluded from the number of shares beneficially owned by Mr. Schoenfeld.

(3) Includes 372,555 shares that may be acquired upon exercise of presently exercisable options.

(4)      Includes 328,236 shares that may be acquired upon exercise of options.

(5) Includes 312,501 shares that may be acquired upon conversion of series D Preferred Stock.

(6) Includes 138,000 shares that may be acquired upon exercise of presently exercisable options.

(7) Includes 2,293,790 shares that may be acquired upon exercise of presently exercisable options.

(8) Includes 141,668 shares that may be acquired upon exercise of options exercisable within 60 days after June 30, 2003.

(9) For purposes of this calculation, shares of Common Stock beneficially owned by more than one person have only been included once.

(10) Includes 4,195,084, shares that may be acquired in the manner described in (3), (4), (5), (6), (7) and (8).

         In connection with agreements granting Terumo Europe N.V. a non-exclusive license to manufacture and market the Company's auto-disable syringes and providing for the sale by the Company to Terumo of equipment to manufacture the syringes, the Company has agreed that Terumo will have a right of first refusal if the Company or its controlling stockholder intend to sell a controlling interest in the Company. Terumo's first refusal right could discourage hostile or other third party offers to acquire all or a controlling interest in the Company.



Executive Officers Who Are Not Directors

Name                      Age          Office                   Officer Since
-----                     ---     ------------------------      --------------
Raphael Langford           59     Executive Vice President        April 2003
                                  and Chief Operating Officer

Raphael Langford has been Chief Operating Officer of the Company since April 2003. Prior to April 2003, Mr.Langford was the Executive Director of the National Foundation of Women Legislators. Mr.Langford served as liaison to Federal and State elected officials. Mr. Langford has over thirty-five years experience in senior management positions with AT&T, Inc., Norton Simon, Inc. and other telecommunications entities.

Mr. Langford is a past president and past Chief Executive Officer of Olympic International, Inc. This company is an international broker and manufacturing network of raw materials to third world countries.


Michael Lesisko            53     Treasurer, Secretary            September 2002
                                  and Chief Financial Officer

Michael Lesisko has been Chief Financial Officer of the Company since September 2002. Prior to September 2002, Mr.Lesisko was a CPA in public practice. He served as Vice President of Finance of CarrerCom Corporation and Subsidiaries from November 1988 to May 1996. Prior thereto, he served as a partner with KPMG Peat Marwick from July 1982 to August 1988, where he managed financial audits and a diverse tax practice.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities within specified time periods to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports received by the Company and written representations from such persons concerning the necessity to file such reports, the Company is not aware of any failures to file reports or report transactions in a timely manner during the fiscal years ended December 31, 2002.

Expenses

         The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

Stockholder Proposals

Stockholder Proposals for Inclusion in Next Year's Proxy Statement:
         Stockholders may submit proposals on matters appropriate for stockholder action at the Company's Annual Meetings consistent with regulations adopted by the SEC and the Company's By-laws. In order for such proposals to be included in the Proxy Statement and form of proxy relating to the 2003 Annual Meeting, such proposals must be received not later than March 12, 2004. Proposals should be addressed to Michael Lesisko, Secretary, Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland, 21202.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting:
         For any proposal that is not submitted for inclusion in the 2003 Annual Meeting Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting, SEC rules permit management to vote proxies in its discretion if:

|X| Notice of the proposal is received before the close of business on May 30, 2004 and management advises stockholders in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or

|X| Notice of the proposal is not received prior to the close of business on May 30, 2004.
         Notices of intention to present proposals at the 2003 Annual Meeting should be addressed to Michael Lesisko, Secretary, Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland, 21202.

       No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Delaware law to present his proposal for action, and (d) submits his proposal timely (120 days before the Annual Meeting). If the date of the 2003 Annual Meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

         Even if the foregoing requirements are satisfied, a person may submit only one proposal with a supporting statement of not more than 500 words, if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                              AVAILABLE INFORMATION

                  Copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Michael A. Lesisko, Company's Secretary, Univec, Inc., Suite 1404, 10 E. Baltimore Street, Baltimore, Maryland, 21202 or on the Commission's Web Site at www.sec.gov.

                                         By Order of the Board of Directors

                                         Michael A. Lesisko, Secretary

         Baltimore, Maryland
         July 10, 2003